Sub-Item 77I - Terms of New or
 Amended Securities	Y

Pursuant to Amendment to Declaration
 of Trust of Aetna GET Fund (the "Trust"), effective September 28, 1998, the Board of Trustees of the Fund divided the shares of beneficial interest of the Trust into and established a separate series ("GET D") distinct from shares of the Trust previously issued.

Shares of GET D have voting powers and
 redemption rights as referred to in the
 Amendment to the Declaration of
 Trust (see Sub-Item 77Q1(a)).



EXHIBITS

77Q1(a) - Amendment to Declaration of
 Trust (September 28, 1998):

		Incorporated herein by reference to
 Post-Effective Amendment No. 13 to Registration
 Statement on Form N-1A (File No. 33-12723), as filed electronically with the Securities and Exchange Commission on September 30, 1998
 (Accession No. 0000950146-98-001667).


77Q1(e) - Investment Advisory Agreement
 (October 14, 1998)




KXC775.DOC